EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Lions Gate Entertainment Corp. on Form S-8 pertaining to the 2012 Performance Incentive Plan of Lions Gate Entertainment Corp. of our reports dated May 29, 2014, with respect to the consolidated financial statements and schedule, and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., and our report dated May 29, 2014 with respect to the consolidated financial statements of TV Guide Entertainment Group, LLC, included in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 26, 2014